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                                                                    Exhibit 99.1

[TERAFORCE LOGO]                           TERAFORCE REPORTS
                                  CONVERSION OF DEBT TO COMMON EQUITY

NEWS RELEASE             $1.7 MILLION IN CURRENT DEBT EXCHANGED FOR COMMON STOCK

Contact: Patty Dickerson, Investor Relations - 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (NOVEMBER 18, 2003) - TeraForce Technology Corporation (OTCBB:
TERA) today announced that it has reduced its short-term debt obligations by approximately $1,700,000 by exchanging these obligations for shares of its common stock.

Pursuant to the terms of a financing arrangement entered into in March 2003, a group of private investors exercised their rights to purchase 8,333,333 shares of TeraForce common stock for $1,000,000 cash. The proceeds from the sale of this stock were used to repay amounts outstanding under a credit facility between the Company's wholly owned subsidiary, DNA Computing Solutions, Inc. and FirstCapital Bank. The group of private investors had provided guarantees that secured this credit facility. Upon the cancellation of the facility, which occurred concurrently with the repayment of all outstanding amounts, the bank has released the guarantees of the investors, as well as other security.

In an unrelated transaction, the Company has issued 2,800,000 shares of its common stock in satisfaction of outstanding principal and accrued interest totaling approximately $700,000. These amounts were outstanding under a promissory note issued by the Company to a private investor in October 2002.

Herman Friestch, chairman and chief executive officer of TeraForce commented, "These are important steps to reduce debt and improve our balance sheet. In combination with our other recent financing transaction, we have made significant progress in providing the financing necessary for the growth we expect from our recently announced business initiatives."

ABOUT TERAFORCE TECHNOLOGY CORPORATION

Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce's primary operating unit is DNA Computing Solutions, Inc., www.dnacomputingsolutions.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the Company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.